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Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Percent Owned by Neutron Energy, Inc.	Jurisdiction of Incorporation/Formation	Doing Business As
Cibola Resources LLC	100%	Delaware	N.A.

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List of Subsidiaries